Exhibit 99.1

                       Company Contact:        Ed Rosenfeld
                                               Senior Vice President, Strategic
                                                 Planning & Finance
                                               Steven Madden, Ltd.
                                               (718) 446-1800

                       Investor Relations:     Cara O'Brien/Melissa Myron
                       Press:                  Melissa Merrill
                                               Financial Dynamics
                                               (212) 850-5600
FOR IMMEDIATE RELEASE
---------------------

        STEVEN MADDEN, LTD. ANNOUNCES FISCAL 2006 SECOND QUARTER RESULTS
                   ~ Second Quarter Net Sales Increase 28.3% ~
          ~ Second Quarter Operating Margin Improves 790 Basis Points ~
         ~ Second Quarter Diluted EPS is $0.58 versus $0.26 Last Year ~

LONG ISLAND CITY, N.Y. - July 27, 2006 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter and six months ended June 30, 2006.

         Net sales for the second quarter increased 28.3% to $129.5 million from $101.0 million last year. Net sales included a $17.3 million contribution from Daniel M. Friedman & Associates, which was acquired on February 7, 2006. Gross margin increased significantly to 42.1% from 37.3% in the comparable period last year, reflecting margin improvement in both the wholesale and retail divisions. Operating expenses as a percentage of sales decreased to 27.8% compared to 29.9% last year due to the Company's ability to leverage the increased sales base while continuing to invest in the business.

         Second quarter operating income grew to $21.3 million, or 16.5% of sales, compared to $8.7 million, or 8.6% of sales, last year. Net income rose 140% to $12.7 million versus $5.3 million in the second quarter of fiscal 2005. Reflecting the 3-for-2 stock split that took place on May 25, 2006, diluted earnings per share were $0.58, based on 22.0 million diluted shares outstanding, over $0.26, based on 20.2 million diluted shares outstanding, last year.

         Revenues from the wholesale business were up 40.8% to $96.2 million driven by strong performance from the Company's existing brands as well as solid contributions from recently acquired Daniel M. Friedman & Associates and the recently launched SM New York segment. Excluding the Daniel M. Friedman & Associates business, wholesale revenues increased approximately 15.5%. Wholesale gross margin increased 680 basis points to 38.0%.

         Retail revenues rose to $33.3 million compared to $32.6 million last year. The Company generated a 3.0% same store sales increase, versus a 13.6% increase last year. Retail gross margin increased 420 basis points to 54.0%. During the second quarter, the Company opened one and closed five retail stores, ending the quarter with 95 locations, including the Company's Internet store.

         For the first six months of fiscal 2006, net sales increased 29.0% to $237.8 million from $184.3 million last year. Net income grew to $23.6 million, or $1.07 per diluted share, compared to $6.2 million, or $0.31 per diluted share, in the first half of fiscal 2005.

         "Our team delivered a record second quarter, which was driven by exceptional, trend-right product created by Steve and his team. We are particularly pleased to have achieved both sales and margin improvements in both the wholesale and retail divisions, highlighting the broad-based strength of our business," stated Jamieson Karson, Chairman and Chief Executive Officer. "Also during the quarter, we furthered our evolution into a global branded lifestyle company by signing license agreements for watches and Stevies girls apparel. Complementing our core footwear category with a growing portfolio of brand extensions enables us to expand our reach and maximize our future growth opportunities."

         "We continue to maintain a solid financial foundation upon which to grow our business over the long-term," commented Arvind Dharia, Chief Financial Officer. "At the end of the quarter, we had $90.6 million of cash and investment securities, no short- or long-term debt, and $200.8 million in stockholders' equity. In addition, we continued our commitment to return capital to our shareholders by repurchasing 127,900 shares for an aggregate of $3.5 million during the quarter."

Company Outlook
---------------

         Based upon results to-date, the Company is increasing its outlook for the year and now anticipates fiscal 2006 net sales will increase approximately 21% to 24% over fiscal 2005. With respect to the bottom line, the Company currently expects that earnings per diluted share will range between $1.90 and $2.00. In May 2006 the Company effected a 3-for-2 stock split of its outstanding shares of common stock.

         "We are very pleased with our performance during the first half of fiscal 2006," Mr. Karson concluded. "Looking ahead, we continue to focus on maintaining solid execution of our stated strategies. Specifically, we look to support Steve and our outstanding creative team, whose consistently fresh designs resonate with our customers and provide the catalyst for our success. We are also dedicated to sustaining and building upon the operational improvements we have achieved to date. These efforts, combined with an eye towards further diversification of our business, position Steven Madden, Ltd. for a solid future."

Conference Call Information
---------------------------

         Interested shareholders are invited to listen to the second quarter earnings conference call scheduled for today, Thursday, July 27, 2006, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until August 10, 2006. Additionally, a replay of the call can be accessed by dialing (888) 394-8095, passcode 7617153. A replay will be available one hour after the completion of the call until August 1, 2006.

         Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licenses for its brands, including watches, outerwear, eyewear, girls apparel, and hosiery and owns and operates 95 retail stores, including its online store. The Company is also the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                               (Tables to follow)

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STEVEN MADDEN LTD
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data) - Unaudited

                                                         Three Months Ended            Six Months Ended
Consolidated:                                       Jun 30, 2006   Jun 30, 2005   Jun 30, 2006   Jun 30, 2005
------------                                        ------------   ------------   ------------   ------------
Net Sales                                           $    129,500   $    100,958   $    237,815   $    184,294
Cost of Sales                                             74,945         63,348        136,977        119,332
                                                    ------------   ------------   ------------   ------------
Gross Profit                                              54,555         37,610        100,838         64,962
Commission and licensing fee income                        2,825          1,799          6,587          3,024
Operating Expenses                                        36,065         30,233         67,655         57,589
Impairment of cost in Excess of Fair Value of net
assets acquired                                                0            519                           519
                                                    ------------   ------------   ------------   ------------
Income from Operations                                    21,315          8,657         39,770          9,878
Interest and other Income, Net                               642            456            913            894
                                                    ------------   ------------   ------------   ------------
Income Before provision for Income Taxes                  21,957          9,113         40,683         10,772
Provision for Income Tax                                   9,261          3,827         17,127          4,524
                                                    ------------   ------------   ------------   ------------
Net Income                                          $     12,696   $      5,286   $     23,556   $      6,248
                                                    ============   ============   ============   ============


Basic income per share                              $       0.61   $       0.27   $       1.13   $       0.32
                                                    ============   ============   ============   ============
Diluted income per share                                    0.58           0.26           1.07           0.31
                                                    ============   ============   ============   ============

Weighted average common shares
outstanding - Basic                                       20,794         19,613         20,835         19,731
                                                    ============   ============   ============   ============
Weighted average common shares
outstanding - Diluted                                     22,030         20,214         21,974         20,460
                                                    ============   ============   ============   ============

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

                            BALANCE SHEET HIGHLIGHTS
                            ------------------------

                                      Jun 30, 2006     Dec 2005     Jun 30, 2005
                                      Consolidated   Consolidated   Consolidated
                                      ------------   ------------   ------------
                                       (Unaudited)                   (Unaudited)
                                      ------------                  ------------

Cash and cash equivalents             $     34,463   $     42,842   $     38,072
Investment Securities                       56,166         66,249         45,730
Total Current Assets                       182,957        140,972        135,654
Total Assets                               249,323        211,728        197,430
Total Current Liabilities                   45,071         26,906         28,613
Total Stockholder Equity                   200,814        182,065        166,396

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